Exhibit 15.1

April 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated April 29, 2016 on our review of interim financial information of MSCI Inc. for the three-month periods ended March 31, 2016 and March 31, 2015 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 is incorporated by reference in its Registration Statements on Form S-8 No. 333-147540, No. 333-165888, No. 333-167624 and No. 333-210987, dated November 20, 2007, June 3, 2010, June 18, 2010 and April 28, 2016, respectively, and on Form S-3 No. 333-206232 dated August 7, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York